Exhibit 99.16

                            Selected Information
                      Ford Credit Auto Owner Trust 2001-E
                  September 31, 2001 through December 31, 2001
                    ----------------------------------------

           Class A-2        Class A-3        Class A-4        Class B
           Floating Rate    Floating Rate    4.010%           4.480%
           Asset            Asset            Asset            Asset
           Backed           Backed           Backed           Backed
           Notes            Notes            Notes            Notes
           ------------     ------------     ------------     ------------



Principal
Paid       $ 86,538,865.35  $0.00            $0.00            $0.00

Interest
Paid       $  8,788,319.32  $  4,770,020.91  $  6,337,969.41  $  1,256,640.00

---------------
Total Servicing Fees Paid:  $ 10,816,600.77

